Contacts:
Media Contact                Investor Contact
Len Dieterle                Brian Denyeau
        AspenTech                ICR
        +1 781-221-4291             +1 646-277-1251
        len.dieterle@aspentech.com          brian.denyeau@icrinc.com

Aspen Technology Announces Jill D. Smith
as Newly Elected Board Chair

BEDFORD, Mass. – August 2, 2021 – Aspen Technology, Inc. (NASDAQ: AZPN), a global leader in asset optimization software, today announced that Jill D. Smith has been elected board chair. Ms. Smith joined the AspenTech Board of Directors in April 2021. She brings more than 20 years of significant international business leadership experience, having most recently served as president, chief operating officer and director of Allied Minds plc, and prior to that as chairman, CEO and president of DigitalGlobe Inc.
Ms. Smith, who also will be joining the Nominating and Corporate Governance Committee, replaces Robert M. Whelan, Jr. who has served as chair since 2013. Mr. Whelan will remain a member of the AspenTech Board.
“We are pleased that Jill will be AspenTech’s next chair,” said Antonio Pietri, president and CEO of AspenTech. “Her years of experience and insight will serve the company well as we enter our fifth decade meeting the needs of our customers around the world.” At the same time, we are grateful to Bob Whelan for his years serving as chair. He has been instrumental in helping successfully grow the AspenTech business and I look forward to his continued contributions as a board member.”
“It is a privilege to be elected chair of AspenTech, particularly at such a pivotal time for the industries we serve,” said Smith. “As customers work to improve their operations and meet sustainability goals at the same time, AspenTech’s vision, expertise and innovative solutions are uniquely positioned to help them meet these challenges. Taking on a leadership role in this effort is an honor.”

About Aspen Technology
Aspen Technology (AspenTech) is a global leader in asset optimization software. Its solutions address complex, industrial environments where it is critical to optimize the asset design, operation, and maintenance lifecycle. AspenTech uniquely combines decades of process modelling expertise with artificial intelligence. Its purpose-built software platform automates knowledge work and builds sustainable competitive advantage by delivering high returns over the entire asset lifecycle. As a result, companies in capital-intensive industries can maximize uptime and push the limits of performance, running their assets safer, greener, longer and faster. Visit AspenTech.com to find out more.

© 2021 Aspen Technology, Inc. AspenTech and the Aspen leaf logo are trademarks of Aspen Technology, Inc.

Source: Aspen Technology, Inc.